Exhibit 99.1

Specialty Laboratories Announces Second Quarter 2003 Results

Two Major Service Agreements Signed as Year-Over-Year Loss Narrows

Santa Monica, Calif., July 30, 2003 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the second quarter ended June 30, 2003.  Net revenue was $29.0 million for the second quarter 2003, compared to $34.1 million for the second quarter 2002, resulting in a loss per diluted share of $0.08, compared to a loss per diluted share of $0.34 for the same period in 2002.

Testing volume for the second quarter of 2003, as measured by patient accessions, was approximately 612,000, down by more than 17 percent from the approximately 740,000 accessions of the year ago quarter and slightly less than the approximately 616,000 accessions of first quarter 2003.

Specialty’s second quarter results reflect the loss of business relating to the regulatory issues the company experienced in the second quarter of 2002.  As Specialty announced previously, those issues were resolved in July 2002 when state and federal agencies, having completed their inspections and review of documentation, deemed Specialty in compliance with clinical laboratory laws and regulations.

In addition, second quarter 2003 results were impacted by the loss of clinical testing work referred to Specialty by Unilab Corporation of Tarzana, California (Unilab), previously Specialty’s largest client.  For the full year 2002, revenues from Unilab referral testing were approximately 10 percent of total net revenues.  Quest Diagnostics Incorporated of Teterborough, New Jersey, completed its acquisition of Unilab in February 2003.  The decline in referral testing work sent to Specialty by Unilab, which began in the fourth quarter of 2002, slowed significantly during the second quarter 2003, with volumes reaching relatively nominal levels.  Revenues from Unilab in the second quarter 2003, when compared to the fourth quarter 2002, declined more than $1.9 million.

For the third quarter 2003, Specialty expects that overall testing volume will increase modestly from second quarter levels, and that recent business activity and commitments from new clients will further increase testing volume in the fourth quarter of 2003.  Specialty also anticipates that the aggregate average selling price will remain relatively stable with second quarter 2003 levels.

“We continue to work hard on expanding Specialty’s nationwide hospital client base and strengthening the value of our hospital-focused testing services,” said Douglas S. Harrington, M.D., chief executive officer of Specialty Laboratories.  “Second quarter accomplishments include the booking of incremental business from more than 50 new and existing clients.  Specialty also secured two major service agreements during the period – the University of Maryland Medical System and Consorta, a Group Purchasing Organization representing more than 400 acute care facilities.  Although the financial impact of these agreements will not be immediate, we believe they illustrate Specialty’s renewed ability to capitalize on our core capabilities and our hospital-focus in order to target new and sizable market opportunities.”

“In another sign of Specialty’s progress, we reinforced our assay development and research programs, a cornerstone of our overall business strategy, with two new senior leadership appointments.  In July 2003, Specialty welcomed the arrival of Cynthia K. French, Ph.D., as Vice President and Chief Science Officer, and Michael G. Douglas, Ph.D., as Chairperson of our Scientific Advisory Board.  Cynthia and Michael are distinguished industry veterans with extensive experience in both research and program management, and will invigorate our development efforts with their expertise and focus.”

Financial Highlights

Revenues for the quarter were impacted by the reduction in testing volumes as measured by accessions.  Accessions for the second quarter were approximately 612,000, reflecting a decrease of more than 17 percent compared to the year ago quarter and of less than one percent from first quarter 2003 levels.

Costs of services were $21.4 million in the second quarter of 2003, a decrease of $7.1 million, or nearly 25 percent, from the prior year’s second quarter.  This decrease is primarily the result of the lower test volumes.  In addition, the second quarter of 2002 included increased costs to ensure compliance with state and federal regulatory requirements, including approximately $1.6 million in increased outsourced testing costs, as compared to the second quarter 2003, and approximately $0.3 million of one-time costs related to the sublease of our Memphis facility.  On a sequential basis, cost of services continued to decline, down by more than $400,000, or nearly two percent, from the first quarter of 2003.  This sequential decline is the result of further cost reductions and productivity improvements in our laboratory, along with reduced reagent and royalty costs.

Selling, general and administrative expenses (SG&A) were $10.6 million in the second quarter of 2003, a decrease of approximately $3.8 million, or 26 percent, from the prior year’s second quarter.  This reduction reflects the restructuring and reduction in force that was announced in June and November of 2002, coupled with ongoing expense management.  Sequentially, SG&A declined nearly $300,000, or more than 2.5 percent, from first quarter 2003 levels, as we continue to control staffing and discretionary expenditures while revenues rebuild.  Specialty does not expect these expense decreases to continue since the planned cost reduction programs have already been completed.

As a result of the above factors, Specialty incurred a net loss of $1.9 million, or $0.08 per diluted share, in the second quarter of 2003 compared to a net loss of $7.4 million, or $0.34 per diluted share, in the second quarter of 2002.  Second quarter 2002 results included significant financial impacts for charges related to the regulatory matters and restructuring costs.  These charges included $3.6 million recorded in the period, primarily for severance and related expenses.  In addition, under the sanctions imposed by the federal Centers for Medicare & Medicaid Services (CMS), Specialty was not permitted to bill for services it performed for Medicare and Medicaid beneficiaries during the majority of the second quarter of 2002.  Specialty continued to perform this testing throughout the second quarter of 2002 in light of our appeal of the regulatory sanctions.  However, in order to facilitate an immediate resolution with CMS, Specialty elected to withdraw its appeal of the sanctions, including the ability to obtain reimbursement for these services, resulting in a loss of $2.3 million of both revenues and operating profit.  Additionally, Specialty incurred charges for regulatory matters including fines, costs for inspections, and incremental legal costs totaling $0.6 million, along with other one-time cost of service charges of approximately $0.3 million. The impact of these one-time second quarter 2002 events totaled $6.8 million, or approximately $0.19 per diluted share.

Specialty’s balance sheet remained strong, as operating cash flows were essentially break even for the second quarter, and were positive for the first half of 2003 at more than $400,000.  Cash and investments exceeded $31.9 million as of June 30, 2003, compared to $34.0 million on March 31, 2003.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on July 30, 2003 at 5:15 PM Eastern.  A replay of the call will be accessible on this site through the close of business on August 29, 2003.

This press release and other financial information can be found on our website, www.specialtylabs.com, in the “Investor Center” section.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specific esoteric testing needs.  Because of Specialty’s focus on higher-end, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: increasing overall testing volumes for the third and fourth quarters 2003 from second quarter levels; recent business activity and commitments from clients providing increased testing volume; aggregate average selling remaining relatively stable with second quarter 2003 levels; the expansion of Specialty’s hospital client base; Specialty’s renewed ability to capitalize on core capabilities and our hospital-focus in order to targeting new and sizable market opportunities; and the ability of new scientific appointments to enhance our development efforts.  Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.  Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003

Net revenue	$34,146	$29,036	$77,760	$59,336
Costs and expenses:
Costs of services	28,487	21,370	55,316	43,155
Selling, general and administrative (exclusive of stock-based compensation charges)	14,449	10,638	28,209	21,552
Stock-based compensation charges	(199)	11	(58)	35
Restructuring charge	3,598	0	3,598	0
Charge related to regulatory matters	612	0	1,853	0
Total costs and expenses	46,947	32,019	88,918	64,742

Operating loss	(12,801)	(2,983)	(11,158)	(5,406)

Interest income	(505)	(182)	(999)	(393)
Interest expense	106	1	139	35

Loss before income taxes (benefits)	(12,402)	(2,802)	(10,298)	(5,048)

Provision for income taxes (benefits)	(5,002)	(952)	(4,152)	(1,716)

Net loss	$(7,400)	$(1,850)	$(6,146)	$(3,332)

Basic loss per common share	$(0.34)	$(0.08)	$(0.28)	$(0.15)

Diluted loss per common share	$(0.34)	$(0.08)	$(0.28)	$(0.15)

Basic shares	21,838	22,165	21,681	22,116
Diluted shares (a)	21,838	22,165	21,681	22,116

(a)  Potentially dilutive common shares are excluded from the diluted loss per common share calculation.

Specialty Laboratories, Inc.

Consolidated Balance Sheet

(In thousands)

	December 31, 2002	June 30, 2003
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,405	$13,646
Short-term investments	9,247	12,184
Accounts receivable, net	22,597	22,752
Refundable income taxes	8,491	9,631
Deferred income taxes	1,870	1,728
Inventory	1,893	1,683
Prepaid expenses and other assets	2,410	1,328
Total current assets	68,913	62,952

Property and equipment, net	55,152	61,757
Long-term investments	9,222	6,118
Deferred income taxes	168	1,885
Goodwill, net	5,655	5,655
Other assets	4,197	4,240
	$143,307	$142,607

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,052	$10,313
Accrued liabilities	9,313	9,066
Total current liabilities	17,365	19,379
Long-term liabilities	2,208	1,692
Commitments and contingencies
Shareholders’ equity:
Capital stock	99,790	100,939
Retained earnings	23,797	20,465
Deferred stock-based compensation	(94)	(43)
Accumulated other comprehensive income	241	175
Total shareholders’ equity	123,734	121,536
	$143,307	$142,607

Contact:

Greg Mann

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com